UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): July 29, 2019

Synthesis Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverway, Suite 1700 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on May 16, 2019, Synthesis Energy Systems, Inc. (the “Company”) received a notice of noncompliance (the “Notice”) from the Listing Qualifications Staff of the Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on the Nasdaq Capital Market because the Company’s stockholders’ equity, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, was below the required minimum of $2.5 million, and as of the date of the notification, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations.

In order to maintain its listing, the Company submitted a plan of compliance to Nasdaq addressing how it intended to regain compliance with Nasdaq Listing Rule 5550(b) within 180 days of notification, or November 12, 2019. The plan of compliance submitted by the Company was accepted by Nasdaq on July 29, 2019.

If the Company does not regain compliance by November 12, 2019, or if the Company fails to satisfy another Nasdaq requirement for continued listing, Nasdaq staff could provide notice that the Company’s common shares will become subject to delisting. In such event, Nasdaq rules permit the Company to appeal any delisting determination to a Nasdaq Hearings Panel. There can be no guarantee that the Company will be able to maintain its Nasdaq listing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: July 30, 2019	/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer